Exhibit 99.1

CVB Financial Corp.
701 North Haven Ave., Suite 350
Ontario, CA 91764
(909) 980-4030

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Record Earnings for the Second Quarter of 2019

•	Record Net Earnings of $54.5 million for the second quarter of 2019, or $0.39 per share

•	Record Net Earnings of $106.1 million for the first six months of 2019, or $0.76 per share

•	2nd Quarter Annualized Return on Average Assets of 1.95%

•	Year-to-date Annualized Return on Average Tangible Capital of 18.78%

•	Noninterest-Bearing Deposits now represent 61% of total deposits

Ontario, CA, July 24, 2019-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2019.

CVB Financial Corp. reported net income of $54.5 million for the quarter ended June 30, 2019, compared with $51.6 million for the first quarter of 2019 and $35.4 million for the second quarter of 2018. Diluted earnings per share were $0.39 for the second quarter, compared to $0.37 for the prior quarter and $0.32 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented “We continued to execute on generating superior returns for our shareholders, as reflected in our record earnings both on a quarterly and year to date basis. We are now fully realizing the economic synergies of the Community Bank acquisition as we have completed all banking center and office consolidations. Our strategic focus is to continue to grow the company in a smart and sustainable way.”

Net income of $54.5 million for the second quarter of 2019 produced an annualized return on average equity (“ROAE”) of 11.38% and an annualized return on average tangible common equity (“ROATCE”) of 18.81%. ROAE and ROATCE for the first quarter of 2019 were 11.14% and 18.75%, respectively, and the second quarter of 2018 produced an ROAE and ROATCE of 13.08% and 14.84%, respectively. Annualized return on average assets (“ROAA”) was 1.95% for the second quarter, compared to 1.84% for the first quarter of 2019 and 1.73% for the second quarter of 2018. The efficiency ratio for the second quarter of 2019 was 39.09%, compared to 41.01% for the first quarter of 2019 and 41.58% for the second quarter of 2018. Expenses related to the Community Bank (“CB”) acquisition totaled $2.6 million for the second quarter of 2019, compared to $3.1 million for the prior quarter and $494,000 for the second quarter of 2018. The second quarter of 2019 includes a $5.7 million pre-tax gain from the final settlement of a lawsuit related to an eminent domain condemnation of one of our banking centers.

Net income totaled $106.1 million for the six months ended June 30, 2019. This represented a $35.8 million, or 50.99%, increase from the prior year. Diluted earnings per share were $0.76 for the six months ended June 30, 2019, compared to $0.64 for the same period of 2018. Net income for the six months ended June 30, 2019 produced an annualized ROAE of 11.26%, ROATCE of 18.78% and a ROAA of 1.89%. This compares to ROAE of 13.05%, ROATCE of 14.81% and ROAA of 1.72% for the first six months of 2018. The efficiency ratio for the six months ended June 30, 2019 was 40.04%, compared to 42.34% for the first six months of 2018.

Net interest income before provision for loan losses was $111.1 million for the quarter, which was a $1.5 million, or 1.39%, increase from the first quarter of 2019, and a $38.4 million, or 52.79%, increase over the second quarter of 2018. Total interest income and fees on loans for the second quarter of 2019 of $101.8 million increased $2.2 million, or 2.16%, from the first quarter of 2019, and increased $44.5 million, or 77.53%, from the second quarter of 2018. Total investment income of $14.5 million decreased $626,000, or 4.13%, from the first quarter of 2019 and $2.0 million, or 11.88%, from the second quarter of 2018. Interest expense was relatively unchanged over the prior quarter and increased $3.6 million over the second quarter of 2018.

During the second quarter of 2019, $2.0 million of provision for loan losses was recorded, compared to $1.5 million of provision for loan losses for the prior quarter. Conversely, we recaptured $1.0 million of loan loss provision for the second quarter last year.

Noninterest income was $18.2 million for the second quarter of 2019, compared with $16.3 million for the first quarter of 2019 and $9.7 million for the second quarter of 2018. $5.7 million of second quarter 2019 noninterest income was derived from the legal settlement of an eminent domain condemnation of one of our banking center buildings located in Bakersfield. We have since moved that banking center to another site approximately 0.5 miles away. Similar to the second quarter, the first quarter of 2019 included a $4.5 million net gain on the sale of one of our bank owned buildings.

Noninterest expense for the second quarter of 2019 was $50.5 million, compared to $51.6 million for the first quarter of 2019 and $34.3 million for the second quarter of 2018. The $1.1 million quarter-over-quarter decrease included a $537,000 decrease in merger related expenses and a $440,000 decrease in salaries and employee benefits. The $16.3 million increase in noninterest expense over the second quarter of 2018 included a $7.8 million increase in salary and benefit expense principally due to additional compensation for the former CB employees who were retained. When compared to the second quarter of 2018, amortization of core deposit intangible (“CDI”) increased by $2.5 million as a result of core deposits assumed from CB. Occupancy and equipment expense increased by $1.3 million due to the banking centers acquired from CB. The second quarter of 2019 also included $2.6 million in merger related expenses mostly due to the consolidation of four banking centers. This compares to $494,000 in merger related expenses for the same period of 2018. As a percentage of average assets, noninterest expense was 1.81%, compared to 1.83% for the first quarter of 2019 and 1.68% for the second quarter of 2018.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $111.1 million for the second quarter of 2019, compared to $109.5 million for the first quarter of 2019 and $72.7 million for the second quarter of 2018. Our net interest margin (tax equivalent) was 4.49% for the second quarter of 2019, compared to 4.39% for the first quarter of 2019 and 3.82% for the second quarter of 2018. Total average earning asset yields (tax equivalent)

were 4.72% for the second quarter of 2019, compared to 4.62% for the first quarter of 2019 and 3.93% for the second quarter of 2018. The increase in earning asset yield from the prior quarter was primarily due to a 13 basis point increase in average loan yields. The growth in earning asset yield compared to the second quarter of 2018 was a combination of the growth in loan yields from 4.81% to 5.40% and a change in asset mix with average loans growing to 75.9% of earning assets for the second quarter of 2019, compared to 62.1% for the second quarter of 2018. Discount accretion increased by $815,000 quarter-over-quarter and non-accrued interest paid increased by $1.4 million. As a result of the acquisition of CB, discount accretion increased by $6.1 million compared to the second quarter of 2018. The tax equivalent yield on investments decreased three basis points from the first quarter of 2019, but increased by six basis points from the second quarter of 2018. Second quarter average loans declined by $104.1 million, while loans grew by $2.78 billion on average compared to the second quarter of 2018. Investment securities declined on average by $74.2 million from the first quarter and by $397.7 million compared to the second quarter of 2018. Total cost of funds of 0.25% remained unchanged from the first quarter of 2019, compared to 0.12% for the second quarter of 2018. The increase in cost of funds compared to the second quarter of 2018, was due to a nine basis point increase in cost of deposits and customer repurchases and $130.2 million of growth in average overnight borrowings at an average cost of 2.56%. Compared to the prior quarter, interest-bearing deposits and customer repurchase agreements declined on average by $214.0 million. In comparison to the second quarter of 2018, average interest-bearing deposits and customer repurchase agreements increased by $910.3 million.

Income Taxes

Our effective tax rate for the three and six months ended June 30, 2019 was 29%, compared with 28% for the same periods of 2018. Our estimated annual effective tax rate varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $11.17 billion at June 30, 2019. This represented a decrease of $357.6 million, or 3.10%, from total assets of $11.53 billion at December 31, 2018. Interest-earning assets of $9.89 billion at June 30, 2019 decreased $395.0 million, or 3.84%, when compared with $10.29 billion at December 31, 2018. The decrease in interest-earning assets was primarily due to a $228.9 million decrease in total loans and a $150.4 million decrease in investment securities.

Total assets of $11.17 billion at June 30, 2019 increased $3.08 billion, or 38.03%, from total assets of $8.09 billion at June 30, 2018. Interest-earning assets totaled $9.89 billion at June 30, 2019, an increase of $2.29 billion, or 30.07%, when compared with earning assets of $7.61 billion at June 30, 2018. The increase in interest-earning assets was primarily due to a $2.72 billion increase in total loans, partially offset by a $374.3 million decrease in investment securities. The increase in total loans included $2.74 billion of loans acquired from CB in the third quarter of 2018.

On August 10, 2018, we completed the acquisition of CB with approximately $4.09 billion in total assets and 16 banking centers. The acquisition included $2.74 billion of loans, $717.0 million of investment securities, and $70.9 million in bank-owned life insurance. The acquisition also resulted in $547.1 million of goodwill and $52.2 million in core deposit premium. At the close of the merger, the entire CB investment portfolio was liquidated at fair market value, as was $297.6 million of FHLB term advances and $166.0 million of overnight borrowings from CB. Net cash proceeds were partially used to fund the $180.7 million in cash paid to the former shareholders of CB as part of the merger consideration.

Investment Securities

Total investment securities were $2.33 billion at June 30, 2019, a decrease of $150.4 million, or 6.07%, from $2.48 billion at December 31, 2018 and a decrease of $374.3 million, or 13.85%, from $2.70 billion at June 30, 2018. The decrease in investment securities was due to minimal reinvestment of cash flows generated from principal payments on the security portfolio.

At June 30, 2019, investment securities held-to-maturity (“HTM”) totaled $728.1 million, a $16.3 million decrease, or 2.19%, from December 31, 2018 and a $44.4 million decrease, or 5.74%, from June 30, 2018.

At June 30, 2019 investment securities available-for-sale (“AFS”) totaled $1.60 billion, inclusive of a pre-tax net unrealized gain of $15.3 million. AFS securities declined by $134.1 million, or 7.73%, from December 31, 2018, and declined by $330.0 million, or 17.10%, from June 30, 2018.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $1.94 billion at June 30, 2019, compared to $2.06 billion at December 31, 2018 and $2.26 billion at June 30, 2018. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $254.4 million as of June 30, 2019. These securities are located in 28 states. Our largest concentrations of holdings are located in Minnesota at 24.15%, Massachusetts at 12.33%, Texas at 10.57%, Connecticut at 6.85%, and Wisconsin at 5.31%.

Loans

Total loans and leases, net of deferred fees and discounts, of $7.54 billion at June 30, 2019 decreased by $71.2 million, or 0.94%, from March 31, 2019. The quarter-over-quarter decrease in loans was due to declines of $39.8 million in commercial and industrial loans, $20.6 million in dairy & livestock and agribusiness loans, and $11.6 million in Small Business Administration (“SBA”) loans. The decrease in loans and leases were partially offset by an increase of $15.3 million in commercial real estate loans. The decrease in loans was primarily due to loan payoffs from the former CB loan portfolio.

Total loans and leases, net of deferred fees and discounts, of $7.54 billion at June 30, 2019 decreased by $228.9 million, or 2.95%, from December 31, 2018. The decrease in total loans included a $94.8 million decline in dairy & livestock loans primarily due to seasonal pay downs, which historically occur in the first quarter of each calendar year. Excluding dairy and livestock loans, total loans declined by $134.1 million, or 1.81%. The decrease in total loans included declines of $84.8 million in commercial and industrial loans, $23.7 million in SBA loans, and $18.4 million in SFR mortgage loans.

Total loans and leases, net of deferred fees and discounts, of $7.54 billion at June 30, 2019 increased by $2.72 billion, or 56.44%, from June 30, 2018. Excluding the $2.74 billion of acquired CB loans, total loans decreased by $19.4 million, or 0.40%, from June 30, 2018. Commercial and industrial loans decreased by $130.9 million, SBA loans decreased by $31.4 million, and SFR mortgage loans decreased by $21.4 million. This decline was partially offset by an increase of $164.8 million in commercial real estate loans.

Deposits & Customer Repurchase Agreements

Deposits of $8.66 billion and customer repurchase agreements of $421.3 million totaled $9.08 billion at June 30, 2019. This represents a decrease of $185.7 million, or 2.00%, when compared with total deposits and customer repurchase agreements of $9.27 billion at December 31, 2018. Deposits and customer repurchase agreements increased by $2.16 billion, or 31.29%, when compared with total deposits and customer repurchase agreements of $6.92 billion at June 30, 2018.

Noninterest-bearing deposits were $5.25 billion at June 30, 2019, an increase of $45.4 million, or 0.87%, when compared to December 31, 2018, and an increase of $1.27 billion, or 31.89%, when compared to $3.98 billion at June 30, 2018. At June 30, 2019, noninterest-bearing deposits were 60.61% of total deposits, compared to 58.96% at December 31, 2018, and 60.91% at June 30, 2018.

The increase in total deposits in comparison to the second quarter of 2018 included $1.27 billion of noninterest-bearing deposits and $2.87 billion of total deposits assumed from CB during the third quarter of 2018.

Our average cost of interest-bearing deposits increased from 0.43% in the first quarter of 2019 to 0.47% in the second quarter of 2019. However, the average cost of total deposits only increased from 0.18% to 0.19%, as average noninterest-bearing deposits grew from 58.20% of average total deposits in the prior quarter to 59.14% in the current quarter. Our average cost of total deposits including customer repurchase agreements was 0.20% for the quarter ended June 30, 2019, unchanged from the prior quarter, and 0.11% for the quarter ended June 30, 2018.

FHLB Advance, Other Borrowings and Debentures

At June 30, 2019, we had no short-term borrowings compared to $280.0 million at December 31, 2018, and zero at June 30, 2018.

At June 30, 2019, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2018. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $67.1 million at June 30, 2019, compared to $63.6 million at December 31, 2018 and $59.6 million at June 30, 2018. The allowance for loan losses for the second quarter of 2019 was increased by $2.0 million in provision for loan losses and reduced by net charge-offs on loans of $69,000. The increase in the allowance was primarily due to growth in non-acquired loans. The allowance for loan losses was 0.89%, 0.86%, 0.82%, and 1.24% of total loans and leases outstanding, at June 30, 2019, March 31, 2019, December 31, 2018, and June 30, 2018, respectively. The lower ratio depicted in the most recent three quarter numbers was materially impacted by the $2.74 billion in loans acquired from CB that are recorded at fair market value, without a corresponding loan loss allowance. The allowance for loan losses as a percentage of non-acquired loans was 1.36% at June 30, 2019, compared to 1.35% at March 31, 2019, 1.32% at December 31, 2018 and 1.36% at June 30, 2018.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $11.3 million at June 30, 2019, or 0.15% of total loans. Total nonperforming loans at June 30, 2019 included $8.4 million of nonperforming loans acquired from CB in the third quarter of 2018. This compares to nonperforming loans of

$20.0 million, or 0.26% of total loans, at December 31, 2018 and $10.2 million, or 0.21%, of total loans, at June 30, 2018. The $11.3 million in nonperforming loans at June 30, 2019 are summarized as follows: $5.1 million in SBA loans, $2.7 million in SFR mortgage loans, $2.0 million in commercial and industrial loans, $1.1 million in commercial real estate loans, and $397,000 in consumer and other loans.

As of June 30, 2019, we had $2.3 million in OREO compared to $420,000 at December 31, 2018. During the first quarter of 2019, we sold one OREO property. There was one addition to OREO for the six months ended June 30, 2019.

At June 30, 2019, we had loans delinquent 30 to 89 days of $332,000. This compares to $5.3 million at December 31, 2018 and $47,000 at June 30, 2018. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.004% at June 30, 2019, 0.07% at December 31, 2018, and 0.001% at June 30, 2018.

At June 30, 2019, we had $3.2 million in performing TDR loans, compared to $3.6 million in performing TDR loans at December 31, 2018, and $4.5 million in performing TDR loans at June 30, 2018. In terms of the number of loans, we had 12 performing TDR loans at June 30, 2019, compared to 13 performing TDR loans at December 31, 2018, and 15 performing TDR loans at June 30, 2018.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $13.6 million at June 30, 2019, $20.4 million at December 31, 2018, and $10.2 million at June 30, 2018. As a percentage of total assets, nonperforming assets were 0.12% at June 30, 2019, 0.18% at December 31, 2018, and 0.13% at June 30, 2018.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2019, classified loans totaled $49.4 million, compared to $51.1 million at December 31, 2018 and $40.0 million at June 30, 2018. Total classified loans at June 30, 2019 included $19.9 million of classified loans acquired from CB in the third quarter of 2018. Classified loans decreased $2.6 million quarter-over-quarter including a $5.1 million decrease in classified commercial and industrial loans and a $2.2 million decrease in classified dairy & livestock and agribusiness loans. This was partially offset by an increase of $3.6 million in classified commercial real estate loans and a $1.4 million increase in classified SBA loans.

CitizensTrust

As of June 30, 2019, CitizensTrust had approximately $2.82 billion in assets under management and administration, including $2.03 billion in assets under management. Revenues were $2.4 million for the second quarter of 2019 and $4.6 million for the first six months of 2019, compared to $2.4 million and $4.6 million, respectively, for the same period of 2018. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $11 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 25, 2019 to discuss the Company’s second quarter 2019 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 8, 2019 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10132730.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, including the 2018 merger of Community Bank with and into Citizens Business Bank, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we have or will become subject as a result of our total assets exceeding $10 billion, which first occurred in the third quarter of 2018 due to the closing of our merger transaction with Community Bank; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates (including the anticipated phase-out of

LIBOR) or monetary policies; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access, and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, or extreme weather events, that affect electrical, environmental, computer servers, and communications or other services we use, or that affect our customers, employees or third parties with whom we conduct business; our timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems applications and controls; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, blockchain technology and other banking products, systems or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee class action litigation and any litigation which we inherited from our 2018 merger with Community Bank); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2018, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2019	December 31, 2018	June 30, 2018
Assets
Cash and due from banks	$170,387	$144,008	$119,495
Interest-earning balances due from Federal Reserve	5,453	19,940	61,994

Total cash and cash equivalents	175,840	163,948	181,489

Interest-earning balances due from depository institutions	6,425	7,670	7,150
Investment securities available-for-sale	1,600,020	1,734,085	1,929,994
Investment securities held-to-maturity	728,113	744,440	772,469

Total investment securities	2,328,133	2,478,525	2,702,463

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	7,535,690	7,764,611	4,816,956
Allowance for loan losses	(67,132)	(63,613)	(59,583)

Net loans and lease finance receivables	7,468,558	7,700,998	4,757,373

Premises and equipment, net	54,163	58,193	44,691
Bank owned life insurance (BOLI)	224,172	220,758	147,419
Intangibles	48,094	53,784	6,179
Goodwill	663,707	666,539	116,564
Other assets	184,803	161,050	112,847

Total assets	$11,171,583	$11,529,153	$8,093,863

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,250,235	$5,204,787	$3,980,666
Investment checking	436,090	460,972	432,455
Savings and money market	2,496,904	2,629,787	1,759,684
Time deposits	479,594	531,944	362,501

Total deposits	8,662,823	8,827,490	6,535,306
Customer repurchase agreements	421,271	442,255	384,054
Other borrowings	-	280,000	-
Junior subordinated debentures	25,774	25,774	25,774
Other liabilities	125,038	102,444	65,312

Total liabilities	9,234,906	9,677,963	7,010,446
Stockholders’ Equity
Stockholders’ equity	1,928,397	1,869,474	1,108,915
Accumulated other comprehensive income (loss), net of tax	8,280	(18,284)	(25,498)

Total stockholders’ equity	1,936,677	1,851,190	1,083,417

Total liabilities and stockholders’ equity	$11,171,583	$11,529,153	$8,093,863

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Assets
Cash and due from banks	$170,283	$124,333	$172,807	$124,982
Interest-earning balances due from Federal Reserve	11,871	135,748	11,494	130,244

Total cash and cash equivalents	182,154	260,081	184,301	255,226

Interest-earning balances due from depository institutions	6,151	8,333	6,862	11,199
Investment securities available-for-sale	1,634,678	1,975,037	1,666,513	2,004,452
Investment securities held-to-maturity	727,304	784,602	732,383	798,201

Total investment securities	2,361,982	2,759,639	2,398,896	2,802,653

Investment in stock of FHLB	17,688	17,688	17,688	17,688
Loans and lease finance receivables	7,558,483	4,780,347	7,610,241	4,785,118
Allowance for loan losses	(65,239)	(60,032)	(64,429)	(59,926)

Net loans and lease finance receivables	7,493,244	4,720,315	7,545,812	4,725,192

Premises and equipment, net	55,204	45,280	56,182	45,655
Bank owned life insurance (BOLI)	223,281	147,738	222,232	147,159
Intangibles	49,615	6,393	51,188	6,557
Goodwill	666,196	116,564	666,366	116,564
Other assets	165,252	96,578	164,466	89,387

Total assets	$11,220,767	$8,178,609	$11,313,993	$8,217,280

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$5,093,781	$3,958,980	$5,089,795	$3,907,901
Interest-bearing	3,519,171	2,601,523	3,585,547	2,634,856

Total deposits	8,612,952	6,560,503	8,675,342	6,542,757
Customer repurchase agreements	426,228	433,542	466,264	488,465
Other borrowings	133,548	3,302	146,425	8,367
Junior subordinated debentures	25,774	25,774	25,774	25,774
Other liabilities	102,377	70,435	100,290	65,760

Total liabilities	9,300,879	7,093,556	9,414,095	7,131,123
Stockholders’ Equity
Stockholders’ equity	1,925,212	1,106,448	1,911,767	1,096,422
Accumulated other comprehensive loss, net of tax	(5,324)	(21,395)	(11,869)	(10,265)

Stockholders’ equity	1,919,888	1,085,053	1,899,898	1,086,157

Total liabilities and stockholders’ equity	$11,220,767	$8,178,609	$11,313,993	$8,217,280

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest income:
Loans and leases, including fees	$101,843	$57,368	$201,530	$112,564
Investment securities:
Investment securities available-for-sale	10,118	11,697	20,763	23,565
Investment securities held-to-maturity	4,426	4,807	8,951	9,572

Total investment income	14,544	16,504	29,714	33,137
Dividends from FHLB stock	298	298	630	630
Interest-earning deposits with other institutions	100	635	194	1,171

Total interest income	116,785	74,805	232,068	147,502

Interest expense:
Deposits	4,093	1,549	7,964	3,074
Borrowings and junior subordinated debentures	1,635	568	3,511	1,219

Total interest expense	5,728	2,117	11,475	4,293

Net interest income before provision for (recapture of) loan losses	111,057	72,688	220,593	143,209
Provision for (recapture of) loan losses	2,000	(1,000)	3,500	(2,000)

Net interest income after provision for (recapture of) loan losses	109,057	73,688	217,093	145,209

Noninterest income:
Service charges on deposit accounts	5,065	4,091	10,206	8,136
Trust and investment services	2,452	2,399	4,634	4,556
Gain on OREO, net	24	-	129	3,540
Gain on sale of building, net	-	-	4,545	-
Gain on eminent domain condemnation, net	5,685	-	5,685	-
Other	4,979	3,205	9,309	6,379

Total noninterest income	18,205	9,695	34,508	22,611

Noninterest expense:
Salaries and employee benefits	28,862	21,051	58,164	43,365
Occupancy and equipment	5,641	4,318	11,256	8,510
Professional services	2,040	1,690	3,965	3,220
Software licenses and maintenance	2,542	1,759	4,964	3,519
Marketing and promotion	1,238	1,148	2,632	2,504
Amortization of intangible assets	2,833	328	5,690	659
Acquisition related expenses	2,612	494	5,761	1,297
Other	4,760	3,466	9,700	7,126

Total noninterest expense	50,528	34,254	102,132	70,200

Earnings before income taxes	76,734	49,129	149,469	97,620
Income taxes	22,253	13,756	43,346	27,334

Net earnings	$54,481	$35,373	$106,123	$70,286

Basic earnings per common share	$0.39	$0.32	$0.76	$0.64

Diluted earnings per common share	$0.39	$0.32	$0.76	$0.64

Cash dividends declared per common share	$0.18	$0.14	$0.36	$0.28

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest income - tax equivalent (TE)	$117,210	$75,308	$232,948	$148,536
Interest expense	5,728	2,117	11,475	4,293

Net interest income - (TE)	$111,482	$73,191	$221,473	$144,243

Return on average assets, annualized	1.95%	1.73%	1.89%	1.72%
Return on average equity, annualized	11.38%	13.08%	11.26%	13.05%
Efficiency ratio [1]	39.09%	41.58%	40.04%	42.34%
Noninterest expense to average assets, annualized	1.81%	1.68%	1.82%	1.72%
Yield on average loans	5.40%	4.81%	5.34%	4.74%
Yield on average earning assets (TE)	4.72%	3.93%	4.67%	3.86%
Cost of deposits	0.19%	0.09%	0.19%	0.09%
Cost of deposits and customer repurchase agreements	0.20%	0.11%	0.20%	0.11%
Cost of funds	0.25%	0.12%	0.25%	0.12%
Net interest margin (TE)	4.49%	3.82%	4.44%	3.75%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	139,747,934	109,983,074	139,681,931	109,921,223
Diluted	139,896,655	110,354,766	139,861,253	110,339,463
Dividends declared	$25,248	$15,444	$50,416	$30,878
Dividend payout ratio [2]	46.34%	43.66%	47.51%	43.93%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	140,141,680	110,302,468
Book value per share	$13.82	$9.82
Tangible book value per share	$8.74	$8.71
	June 30,
	2019	2018
Nonperforming assets:
Nonaccrual loans	$11,024	$6,290
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	263	3,892
Other real estate owned (OREO), net	2,275	-

Total nonperforming assets	$13,562	$10,182

Troubled debt restructured performing loans	$3,219	$4,530

Percentage of nonperforming assets to total loans outstanding and OREO	0.18%	0.21%
Percentage of nonperforming assets to total assets	0.12%	0.13%
Allowance for loan losses to nonperforming assets	495.00%	585.18%
	Six Months Ended June 30,
	2019	2018
Allowance for loan losses:
Beginning balance	$63,613	$59,585
Total charge-offs	(360)	(9)
Total recoveries on loans previously charged-off	379	2,007

Net recoveries	19	1,998
Provision for (recapture of) loan losses	3,500	(2,000)

Allowance for loan losses at end of period	$67,132	$59,583

Net recoveries to average loans	0.0002%	0.042%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2019		2018		2017
Quarter End	High	Low	High	Low	High	Low
March 31,	$23.18	$19.94	$25.14	$21.64	$24.63	$20.58
June 30,	$22.22	$20.40	$24.11	$21.92	$22.85	$19.90
September 30,	-	-	$24.97	$22.19	$24.29	$19.58
December 31,	-	-	$23.51	$19.21	$25.49	$22.25

Quarterly Consolidated Statements of Earnings

	Q2	Q1	Q4	Q3	Q2
	2019	2019	2018	2018	2018
Interest income
Loans and leases, including fees	$101,843	$99,687	$100,902	$79,818	$57,368
Investment securities and other	14,942	15,596	16,818	16,820	17,437

Total interest income	116,785	115,283	117,720	96,638	74,805

Interest expense
Deposits	4,093	3,871	3,784	2,967	1,549
Other borrowings	1,635	1,876	920	851	568

Total interest expense	5,728	5,747	4,704	3,818	2,117

Net interest income before provision for (recapture of) loan losses	111,057	109,536	113,016	92,820	72,688
Provision for (recapture of) loan losses	2,000	1,500	3,000	500	(1,000)

Net interest income after provision for (recapture of) loan losses	109,057	108,036	110,016	92,320	73,688

Noninterest income	18,205	16,303	10,758	10,112	9,695
Noninterest expense	50,528	51,604	60,831	48,880	34,254

Earnings before income taxes	76,734	72,735	59,943	53,552	49,129
Income taxes	22,253	21,093	16,784	14,994	13,756

Net earnings	$54,481	$51,642	$43,159	$38,558	$35,373

Effective tax rate	29.00%	29.00%	28.00%	28.00%	28.00%

Basic earnings per common share	$0.39	$0.37	$0.31	$0.30	$0.32
Diluted earnings per common share	$0.39	$0.37	$0.31	$0.30	$0.32

Cash dividends declared per common share	$0.18	$0.18	$0.14	$0.14	$0.14

Cash dividends declared	$25,248	$25,168	$19,697	$19,628	$15,444

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Commercial and industrial	$917,953	$957,742	$1,002,728	$1,022,365	$509,750
SBA	327,606	339,192	351,301	358,338	122,359
Real estate:
Commercial real estate	5,417,351	5,402,049	5,408,636	5,283,719	3,471,244
Construction	116,457	121,912	122,782	123,274	84,400
SFR mortgage	278,285	285,928	296,649	292,666	237,308
Dairy & livestock and agribusiness	301,752	322,321	394,543	304,798	268,489
Municipal lease finance receivables	59,985	61,249	64,186	67,581	67,721
Consumer and other loans	120,779	120,949	128,614	134,982	61,060

Gross loans	7,540,168	7,611,342	7,769,439	7,587,723	4,822,331
Less:
Deferred loan fees, net	(4,478)	(4,479)	(4,828)	(5,264)	(5,375)

Gross loans, net of deferred loan fees and discounts	7,535,690	7,606,863	7,764,611	7,582,459	4,816,956
Allowance for loan losses	(67,132)	(65,201)	(63,613)	(60,007)	(59,583)

Net loans	$7,468,558	$7,541,662	$7,700,998	$7,522,452	$4,757,373

Deposit Composition by Type and Customer Repurchase Agreements

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Noninterest-bearing	$5,250,235	$5,098,822	$5,204,787	$5,224,154	$3,980,666
Investment checking	436,090	426,983	460,972	455,388	432,455
Savings and money market	2,496,904	2,612,996	2,629,787	2,818,386	1,759,684
Time deposits	479,594	515,319	531,944	611,898	362,501

Total deposits	8,662,823	8,654,120	8,827,490	9,109,826	6,535,306

Customer repurchase agreements	421,271	462,774	442,255	399,477	384,054

Total deposits and customer repurchase agreements	$9,084,094	$9,116,894	$9,269,745	$9,509,303	$6,919,360

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Nonperforming loans:
Commercial and industrial	$1,993	$8,388	$7,490	$3,026	$204
SBA	5,082	4,098	2,892	3,005	574
Real estate:
Commercial real estate	1,095	1,134	6,068	5,856	6,517
Construction	-	-	-	-	-
SFR mortgage	2,720	2,894	2,937	2,961	1,578
Dairy & livestock and agribusiness	-	-	78	775	800
Consumer and other loans	397	477	486	807	509

Total	$11,287	$16,991	$19,951	$16,430	$10,182

% of Total gross loans	0.15%	0.22%	0.26%	0.22%	0.21%

Past due 30-89 days:
Commercial and industrial	$310	$369	$909	$274	$-
SBA	-	601	1,307	123	-
Real estate:
Commercial real estate	-	124	2,789	-	-
Construction	-	-	-	-	-
SFR mortgage	-	-	285	-	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	22	101	-	98	47

Total	$332	$1,195	$5,290	$495	$47

% of Total gross loans	0.004%	0.02%	0.07%	0.01%	0.001%

OREO:
Real estate:
Commercial real estate	$2,275	$2,275	$-	$-	$-
SFR mortgage	-	-	420	420	-

Total	$2,275	$2,275	$420	$420	$-

Total nonperforming, past due, and OREO	$13,894	$20,461	$25,661	$17,345	$10,229

% of Total gross loans	0.18%	0.27%	0.33%	0.23%	0.21%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2019 and 2018.

	June 30,
	2019	2018
	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,936,677	$1,083,417
Less: Goodwill	(663,707)	(116,564)
Less: Intangible assets	(48,094)	(6,179)

Tangible book value	$1,224,876	$960,674
Common shares issued and outstanding	140,141,680	110,302,468

Tangible book value per share	$8.74	$8.71

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in thousands)

Net Income	$54,481	$35,373	$106,123	$70,286
Add: Amortization of intangible assets	2,833	328	5,690	659
Less: Tax effect of amortization of intangible assets [1]	(838)	(97)	(1,682)	(195)

Tangible net income	$56,476	$35,604	$110,131	$70,750

Average stockholders’ equity	$1,919,888	$1,085,053	$1,899,898	$1,086,157
Less: Average goodwill	(666,196)	(116,564)	(666,366)	(116,564)
Less: Average intangible assets	(49,615)	(6,393)	(51,188)	(6,557)

Average tangible common equity	$1,204,077	$962,096	$1,182,344	$963,036

Return on average equity, annualized	11.38%	13.08%	11.26%	13.05%
Return on average tangible common equity, annualized	18.81%	14.84%	18.78%	14.81%

[1] Tax effected at respective statutory rates.